<u>AMENDMENT NO. 1 TO</u>
<u>SETTLEMENT AGREEMENT</u>

This First Amendment (the "**Amendment**") to the settlement agreement dated August 10, 2023 (the "**Settlement Agreement**") is made and entered into as of July 10th, 2024 by and between Jet.AI Inc. (the "**Company**") and Maxim Group LLC (together with its parents and affiliates, "**Maxim**"). The Company and Maxim are herein collectively referred to as the "**Parties**" with each individually being a "**Party**."

WITNESSETH:

WHEREAS, the Parties previously entered into the Settlement Agreement; and

WHEREAS, the Parties desire to modify certain terms of the Settlement Agreement, the Certificate of Designation of the Series A Convertible Preferred Stock of the Company (the "**CoD**"), and memorialize certain related understandings and agreements all as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. <u>Definitions</u>. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Settlement Agreement and/or the CoD, as applicable.

2. <u>CoD Amendment</u>. The Parties hereby agree to amend the CoD to amend the Series A Conversion Price as set forth in Amendment No. 1 to the CoD attached hereto as <u>Exhibit A</u>. In connection with the next annual (or special) meeting of the Company's stockholders held after the date of this Amendment, the Company shall submit a proposal to its stockholders to approve the potential issuance of Common Stock underlying the Series A Preferred Stock in amounts that could result in the issuance of Common Stock in an amount in excess of 20% of the Company's outstanding shares of Common Stock at a price less than the "minimum price" as defined by, and in accordance with, Nasdaq Listing Rule 5635(d).

3. <u>Leak-Out Restrictions</u>. The Parties hereby agree that with respect to any Common Shares and Underlying Shares (each as defined in the Settlement Agreement) acquired by Maxim, including upon the conversion of the Preferred Shares (as defined in the Settlement Agreement), such Common Shares and Underlying Shares shall be subject to the transfer and sale limitations and restrictions set forth in this Section 4.

   In addition to restrictions imposed by law and otherwise as set forth in this Amendment, (i) beginning on July 9th, 2024 and continuing until July 25, 2024 (the "**20% Leak Out Period"),** Maxim shall not effect open market sales of Common Shares, including the Common Shares and the Underlying Shares (together, the "**Leak Out Shares**"), in an aggregate amount exceeding 20% of the trading volume on the day such sales are being made, and (ii) on and after July 26, 2024 (the "**15% Leak Out Period**" and, together with

the 20% Leak Out Period, the "**Leak Out Period**"), Maxim shall not effect open market sales of Leak Out Shares in an aggregate amount exceeding 15% of the trading volume on the day such sales are being made.

Any attempted or purported sale or other transfer of any Leak Out Shares by Maxim in violation or contravention of the terms of this Amendment shall be null and void. The Company shall instruct its transfer agent to reject and refuse to transfer on its books any Leak Out Shares that may have been attempted to be sold or otherwise transferred in violation or contravention of any of the provisions of this Amendment and shall not recognize any person or entity. All Leak Out Shares now or hereafter owned by Maxim, except any shares purchased in open market transactions by Maxim, shall be subject to the provisions of this Amendment and any certificates representing the Leak Out Shares shall bear the legend noting the contractual restrictions on transfer imposed under this Amendment.

Maxim hereby authorizes any and all brokers, for all accounts holding Leak Out Shares, to provide directly to the Company, immediately upon the Company's request, a copy of all account statements showing the Leak Out Shares and all trading activity in the Leak Out Shares during the Leak Out Period.

4. Registered Shares. The Company represents and warrants that, with respect to any conversion effected by Maxim pursuant to the CoD, Maxim shall receive upon such conversion shares of Company Common Stock that have been duly registered pursuant to that certain Registration Statement on Form S-1 (File No. 333-274432) (the "**Registration Statement**"). Maxim hereby acknowledges that in the event that there are not sufficient shares registered on behalf of Maxim on the Registration Statement for sales of all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon the exercise of warrants to purchase Common Stock that are beneficially owned by Maxim, Maxim will not use the Registration Statement for the sale of shares issuable upon conversion of the Series A Preferred Stock and upon the exercise of such warrants to the extent that any such sales would exceed the amount of shares previously registered for resale on behalf of Maxim in the Registration Statement.

5. Disclosure. The Company represents and warrants that it will make an appropriate disclosure of this Amendment on Form 8-K within two (2) business days of the date hereof.

6. Reference to and Effect on the Settlement Agreement. Except as specifically modified or amended by the terms of this Amendment, the Settlement Agreement, and all provisions contained therein, are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Settlement Agreement shall be deemed references to the Settlement Agreement as amended hereby.

7. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

8. Governing Law. This Amendment shall be governed by the laws of New York without regard to principles of conflict of laws.

9. Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

10. Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

JET.AI INC.

By: ______________________
Name: Mike Winston
Title: Executive Chairman

MAXIM GROUP LLC

By: ______________________
Name: Clifford A. Teller
Title: Co-President

By: ______________________
Name: Ritesh Veera
Title: Co-Head of Investment Banking

<u>EXHIBIT A</u>

Amendment No. 1 to Series A Convertible Preferred Stock of JET.AI INC.